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Annual Statement as to Compliance

For the Year Ended December 31, 2025 (the “Reporting Period”)

Issued by:

Berkadia Commercial Mortgage LLC

To:

Morgan Stanley

February 20, 2026

Pursuant to Sub-Servicing Agreement governing the referenced transaction, as an authorized officer of Berkadia Commercial Mortgage LLC (“Berkadia”), I hereby attest that:

         i.            A review of the activities of Berkadia as Subservicer during the period (reporting period) and of its performance under this Subservicing Agreement has been made under my supervision and responsible for assessing compliance with the Applicable Servicing Criteria.

       ii.            To the best of my knowledge, based on such review, Berkadia as Subservicer has fulfilled all of its material obligations under this Subservicing Agreement throughout the period.

Deal Information:

Investor Number	Deal Name	Library
416	CGCMT 2017-P7	A
483	WFCM 2017-BNK4	A
500	MSBAM 2017-C33	A
748	MSCI 2016-BNK2	A
820	BANK 2017-BNK8	A
19027	BANK 2019-BNK17	A
22048	BANK 2022-BNK40	A
24145	BANK5 2024-5YR11	A
24019	BMO 2024-5C3	A
25204	BANK 2025-5YR19	A
25098	BANK5 2025-5YR15	A

/s/ Andrea Kopanaiko

Andrea Kopanaiko

VP - Servicing Compliance

BERKADIA.COM

323 Norristown Rd, Suite 300, Ambler, PA 19002

BERKADIA COMMERCIAL MORTGAGE LLC